SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HERCULES INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2004
Proxy Statement

Invitation to 2004
Annual Meeting
of Shareholders

Hercules Incorporated, Hercules Plaza, 1313 North Market Street
Wilmington, Delaware 19894-0001 (302) 594-5000

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

John K. Wulff
Chairman of the Board

Craig A. Rogerson
President and
Chief Executive Officer

March [ ] , 2004

Dear Shareholder:

     We are pleased to invite you to attend the 2004 Annual Meeting of Shareholders of Hercules Incorporated, which is scheduled to be held on Wednesday, May 12, 2004, at 11 a.m., local time, at the Winterthur Museum, Winterthur, Delaware 19735. Directions to the Winterthur Museum are on the back of this letter.

     The items to be considered and voted on at the Annual Meeting are described in the notice of the 2004 Annual Meeting of Shareholders and the Proxy Statement accompanying this letter. We encourage you to read carefully all of these materials, as well as the copy of our Annual Report on Form 10-K which is enclosed with this Proxy Statement.

     It is important that your shares be represented at the Annual Meeting even if you cannot attend the meeting and vote your shares in person. Please complete, sign and date the proxy card and return it in the enclosed, postage-prepaid envelope at your earliest convenience to ensure that your shares will be duly represented and voted at the Annual Meeting. If you choose to do so, you may vote by telephone instead of voting by proxy card. Please vote even if you plan to attend the Annual Meeting.

     We appreciate your continued interest in and support of Hercules.

Sincerely,

John K. Wulff
Chairman of the Board

Craig A. Rogerson
President and Chief Executive Officer

DIRECTIONS TO THE WINTERTHUR MUSEUM
(Route 52, Winterthur, Delaware 19735)

From Philadelphia/New Jersey:

If traveling over the Commodore Barry Bridge:

•	Take Interstate 95 South to Wilmington; take exit 7B, which is Delaware Avenue/ Route 52

•	At end of exit ramp, turn right at light to head North West out of town

•	As soon as possible, move into the left lanes because road splits; stay on Route 52 North

•	Winterthur is on Route 52, six miles North West of Wilmington

If traveling over the Delaware Memorial Bridge:

•	After crossing Delaware Memorial Bridge, follow Interstate 95 North to Wilmington

•	Take exit 7, which is Delaware Avenue/ Route 52

•	Travel three blocks to Route 52; turn left at light

•	Stay in the left lanes to stay on Route 52 North

•	Winterthur is on Route 52, six miles North West of Wilmington

From I-476 (the Blue Route):

•	Take the Blue Route to Interstate 95 South to Wilmington

•	Follow the above directions for traveling over the Commodore Barry Bridge

From Baltimore/Washington:

•	Take Interstate 95 North to Wilmington; take exit 7, which is Delaware Avenue/ Route 52

•	Travel three blocks to Route 52; turn left at light

•	Stay in left lanes to stay on Route 52 North

•	Winterthur is on Route 52, six miles North West of Wilmington

From the Wilmington Train (Amtrak) Station:

The Wilmington train station is located in downtown Wilmington at Martin Luther King Boulevard and French Street. Taxis are usually available. It is about a 15-20 minute taxi ride from the Amtrak Station to the Winterthur Museum.

Hotel Accommodations

Wilmington has numerous hotels and motels in both the downtown and surrounding areas. For a listing you may want to refer to the Wilmington area website at http://www.wilmcvb.org/accomm.html.

Important Note

Please be sure to bring photograph identification with you in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, please be sure to bring evidence of your ownership of Hercules shares, such as a copy of your broker statement or a copy of the proxy card mailed to you by your bank or broker. Cameras, cell phones, pagers, recording equipment and other electronic devices will not be permitted at the meeting.

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

March [    ] , 2004

To:	Shareholders of Hercules Incorporated

Subject:	Notice of 2004 Annual Meeting of Shareholders

     The 2004 Annual Meeting of Shareholders is scheduled to be held on Wednesday, May 12, 2004, at 11 a.m., local time, at the Winterthur Museum, Winterthur, Delaware, 19735 (telephone 800-448-3883) to consider and take action on the following proposals:

1.	Election of the following three directors: Craig A. Rogerson, John C. Hunter, III and Robert D. Kennedy, each for a three-year term expiring at the 2007 Annual Meeting of Shareholders;

2.	Proposed amendment to the Hercules By-laws to provide that directors be elected by plurality vote;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2004; and

4.	Proposed amendments to the Hercules By-laws and Restated Certificate of Incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings.

     Shareholders of record as of the close of business on March 22, 2004 will be entitled to vote at the Annual Meeting. We encourage you, whether or not you plan to attend the Annual Meeting, to vote by proxy card or telephone in advance of the Annual Meeting. You may attend the Annual Meeting and change your vote at that time if you wish to do so.

By order of the Board of Directors

Israel J. Floyd
Corporate Secretary
and General Counsel

Page
THE 2004 ANNUAL MEETING OF SHAREHOLDERS	1
Who is Entitled to Vote	1
How You May Vote; Admission Procedures	1
Vote Required and Voting Procedures	3
Revocation of Proxy	3
Hercules Incorporated Savings and Investment Plan	4
Annual Report	4
Shareholder Proposals	4
Shareholder Nomination of Directors	5
PROPOSAL NO. 1 — Election of Hercules Directors	6
Hercules Nominees for Directors	6
Directors Continuing in Office	7
Board Committees	8
Compensation of Directors	10
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	12
PROPOSAL NO. 2 — Amendment of the By-laws to provide that directors be elected by plurality vote	12
PROPOSAL NO. 3 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2004	13
PROPOSAL NO. 4 — Proposed amendments to the Hercules By-laws and Restated Certificate of Incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings	14
OTHER MATTERS	17
AUDIT COMMITTEE REPORT	17
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	24
FIVE-YEAR PERFORMANCE COMPARISON	25
BENEFICIAL OWNERSHIP OF COMMON STOCK	26
COMPENSATION OF EXECUTIVE OFFICERS	28
Equity Compensation Plan Information	30
Option Grants in Last Fiscal Year	31
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values	32
Long Term Incentive Plan Awards in Last Fiscal year	32
Pension Plans	34
Trust Arrangements	35
Severance Pay Plan	35
Employment Contracts	35
Change in Control Agreements	36
METHOD AND COST OF PROXY SOLICITATION	38

-i-

PROXY STATEMENT

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

March [    ] , 2004

THE 2004 ANNUAL MEETING OF SHAREHOLDERS

     The accompanying proxy is solicited on behalf of the Board of Directors of Hercules Incorporated for use at the 2004 Annual Meeting of Shareholders to be held on May 12, 2004, and at any adjournment, postponement, continuation or rescheduling of the Annual Meeting.

     This Proxy Statement and the accompanying proxy card are being distributed on or about March [    ], 2004. A copy of the Hercules’ 2003 Annual Report on Form 10-K is enclosed with this Proxy Statement.

Who is Entitled to Vote

     Shareholders of record as of the close of business on March 22, 2004, which is the Record Date, will be entitled to one vote for each share of Hercules common stock registered in the shareholder’s name. Shareholders of record will retain their voting rights even if they sell their Hercules shares after the Record Date. As of the Record Date, there were [            ] shares of Hercules common stock outstanding.

How You May Vote

     You may vote by completing and returning the enclosed proxy card by mail or you may vote by telephone.

•	To vote your proxy by mail, mark your selections on the enclosed proxy card, date and sign your name exactly as it appears on your proxy card, and return your proxy card in the enclosed envelope.

•	To vote by telephone, dial the telephone number indicated on your proxy card (1-800-435-6710), enter your control number and follow the voice prompts.

     Please remember that if your Hercules shares are held in the name of a broker, bank or other nominee, then only such person(s) can sign a proxy card with respect to your shares and only upon specific instructions from you. You are therefore urged to contact the person responsible for your account and to give instructions to such person for a proxy card to be signed representing your shares.

Annual Meeting Admission Procedures

     We encourage you to vote by proxy, whether or not you plan to attend the Annual Meeting. If, however, you are a shareholder of record and plan to attend the Annual Meeting, please be sure to bring with you valid government-issued personal identification with a picture (such as a driver’s license or passport) in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee, you will have to bring evidence of your ownership of Hercules shares as of the Record Date, in addition to valid government-issued personal identification, if you wish to attend the Annual Meeting. Examples of proof of ownership include the following:

•	a letter from your bank or broker stating that you owned your shares as of the Record Date;

•	a brokerage account statement indicating that you owned your shares as of the Record Date; or

•	a copy of the voting instruction card provided by your broker indicating that you owned your shares as of the Record Date.

     If you are a proxy holder for a Hercules shareholder, to gain entry to the Annual Meeting you must bring:

•	the validly executed proxy naming you as the proxy holder, signed by a Hercules shareholder who owned Hercules shares as of the Record Date;

•	valid government-issued personal identification with a picture (such as a driver’s license or passport); and

•	if the shareholder whose proxy you hold was not a record holder of Hercules shares as of the Record Date, proof of the shareholder’s ownership of Hercules shares as of the Record Date, in the form of a letter or statement from a bank, broker, or other nominee or the voting instruction card provided by the broker, in each case, indicating that the shareholder owned those shares as of the Record Date.

     If you sign your proxy card and do not indicate your vote on any one or more of the proposals, you will give authority to each of Craig A. Rogerson, our President and Chief Executive Officer, Allen A. Spizzo, our Vice President of Corporate Affairs, Strategic Planning and Corporate Development, and Israel J. Floyd, our Corporate Secretary and General Counsel, to vote on such proposal(s) and any other matter that may arise at the Annual Meeting. Mr. Rogerson, Mr. Spizzo and Mr. Floyd intend to use that authority to vote as follows:

•	FOR the election of the three Hercules director nominees (Proposal No. 1);

•	FOR the amendment to the Hercules By-laws to provide that directors be elected by plurality vote (Proposal No. 2)

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hercules’ 2004 independent public accountants (Proposal No. 3); and

•	FOR the amendments to the Hercules By-laws and Restated Certificate of Incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings (Proposal No. 4).

Vote Required and Voting Procedures

     Under our By-laws, a majority of the total number of shares of Hercules common stock entitled to vote, present in person or represented by proxy, constitutes a quorum. Votes will be counted by our transfer agent. Pursuant to rules of the Securities and Exchange Commission, or SEC, boxes and a designated blank space are provided on the proxy card for you to mark if you wish:

•	to vote “for” or “withhold” authority for one or more of the Hercules nominees for director (see Proposal No. 1);

•	to vote “for” or “against,” or to “abstain” from voting on, the proposed amendment to the Hercules By-laws to provide that directors be elected by plurality vote (see Proposal No. 2);

•	to vote “for” or “against,” or to “abstain” from voting on, the proposal concerning the ratification of the appointment of PricewaterhouseCoopers LLP as Hercules 2004 independent public accountants (see Proposal No. 3); or

•	to vote “for” or “against,” or to “abstain” from voting on, the proposal concerning the amendments to the Hercules By-laws and Restated Certificate of Incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings (see Proposal No. 4)

     If you are voting by telephone, dial the telephone number indicated on your proxy card (1-800-435-6710), enter your control number and follow the voice prompts.

     Pursuant to Hercules’ By-laws, directors must receive a majority vote of the total number of shares of Hercules common stock issued and outstanding in order to be elected (Proposal No. 1). Approval of the amendment to the By-laws and Restated Certificate of Incorporation (Proposal Nos. 2 and 4) requires the affirmative vote of the holders of eighty percent (80%) of the total number of shares of Hercules common stock issued and outstanding. Ratification of the appointment of PricewaterhouseCoopers as independent public accountants for 2004 (Proposal No. 3) requires the affirmative vote of the holders of a majority of shares of Hercules common stock present in person or by proxy and entitled to vote at the Annual Meeting.

     Abstentions, votes withheld in connection with the election of one or more nominees for director and broker non-votes (which occur when brokers that hold shares in street name do not receive instructions from the beneficial owners of those shares) will be counted in determining whether a quorum is present at the Annual Meeting but will not be counted as votes for or against any of the proposals. Therefore, such votes will have the same effect as votes against each of the proposals and will make it more difficult to obtain the required approval on each proposal.

Revocation of Proxy

     A person giving any proxy has the power to revoke such proxy at any time before the voting, by submitting a written revocation or a duly executed proxy bearing a later date. A written revocation must be received by Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, Attention: Corporate Secretary, no later than the beginning of voting at the Annual Meeting. In addition, any shareholder who attends the Annual Meeting in person may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given, or may give notice of revocation to the inspector of election. Merely attending the Annual Meeting without voting, however, will not revoke any previously executed proxy.

Hercules Incorporated Savings and Investment Plan

     If you are a participant in the Hercules Incorporated Savings and Investment Plan, you will receive a separate packet of information about how to provide voting instructions to the plan trustee. The plan trustee will vote the Hercules shares that are allocable to your account under the plan in accordance with your instructions unless it determines that it is legally obligated to do otherwise. If you do not provide the plan trustee with instructions, the plan trustee will vote your Hercules shares in proportion to the manner in which it votes the shares allocable to other plan participants who provided instructions unless it determines that it is legally obligated to do otherwise.

Annual Report

     Hercules’ 2003 Annual Report on Form 10-K is enclosed with this Proxy Statement. Shareholders of record who did not receive the Annual Report may request a copy free of charge by contacting Helen Calhoun, Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, facsimile (302) 594-6909, telephone (302) 594-5129 or e-mail at hcalhoun@herc.com. The Annual Report can also be found on our website at www.herc.com.

Shareholder Proposals

     To be included in Hercules’ 2005 proxy statement, shareholder proposals must be submitted in writing and received by Israel J. Floyd, Esq., Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, no later than [   ] (or, if the date of the 2004 Annual Meeting is changed by more than 30 days from the date of the 2005 Annual Meeting, a reasonable time before Hercules begins to print and mail its proxy materials). Upon receipt of a shareholder proposal, Hercules will determine whether or not to include such proposal in Hercules’ 2005 Proxy Statement in accordance with applicable law.

     Shareholder proposals submitted after [   ] will not be included in Hercules’ 2005 proxy statement but may be raised at the 2005 Annual Meeting. However, if any shareholder wishes to present a proposal for the 2005 Annual Meeting that is not included in Hercules’ Proxy Statement for that meeting and fails to submit that proposal on or before [   ], then the persons named as proxies in Hercules’ proxy card accompanying Hercules’ 2005 proxy statement will be allowed to use their discretionary voting authority when the proposal is raised at the 2005 Annual Meeting, without any discussion of the matter in Hercules’ 2005 proxy statement.

Nomination of Directors

     A class of Hercules’ directors is elected each year at the Annual Meeting. The Board of Directors is responsible for filling vacancies on the Board that may occur at any time during the year, and for nominating director nominees to stand for election at the Annual Meeting. The Corporate Governance, Nominating and Ethics Committee, or Governance Committee, of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors and officers of the Company, as well as by shareholders. The Governance Committee is comprised entirely of independent directors, as defined in the New York Stock Exchange, or NYSE, Listing Standards. Depending upon the then existing circumstances, the Governance Committee may utilize the services of director search firms and/or recruiting consultants to assist in identifying and screening potential candidates. The Governance Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate’s education, experience, independence and other relevant factors, as described under “The Board — Director Qualifications” in Hercules’ Corporate Governance Guidelines. The Board reviews and has final approval on all potential director candidates being recommended to the shareholders for election.

Shareholder Nomination of Directors

     As a shareholder, you may recommend any person as a nominee for director of Hercules for consideration by the Governance Committee by submitting name(s) and respective supporting information for each named person in writing to the Governance Committee of the Board of Directors, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Recommendations should be received by December 31, 2004 for the 2005 Annual Meeting, and should be accompanied by:

•	the name, residence and business address of the nominating shareholder;

•	a representation that the shareholder is a record holder of Hercules stock or holds Hercules stock through a broker and the number of shares held;

•	information regarding each nominee which would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

•	the written consent of each nominee to serve as a director, if elected.

Shareholder and Interested Party Communication with the Board of Directors

     Hercules’ Board of Directors provides a process for shareholders and interested parties to send communications to the Board. Shareholders and interested parties may communicate with any of Hercules’ directors, any committee chairperson, the non-management directors as a group or the Board of Directors by writing to the director, committee chairperson or the Board in care of Hercules Incorporated, Attention: Corporate Secretary, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Communications received by the Corporate Secretary for any Hercules director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate Committee chairperson, all non-management directors, or all directors.

Hercules’ Website: www.herc.com

     Hercules’ website address is www.herc.com, and access to information on the website is free of charge (except for any Internet provider or telephone charges). We provide access through our website to all SEC filings submitted by Hercules, as well as to current information relating to corporate governance. Copies of our Audit Committee, Compensation Committee and Corporate Governance, Nominating and Ethics Committee charters, our Directors Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Business Practices Policy, our Code of Ethics for Senior Financial Executives, our Restated Certificate of Incorporation, our By-laws and other matters impacting our corporate governance program are found on our website. Copies of these documents may also be obtained free of charge by contacting Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, Attention: Corporate Secretary, telephone (302) 594-5000, facsimile (302) 594-7315. Hercules will post on its website any waivers to our Directors Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Executives, which are required to be disclosed by applicable law and the NYSE Listing Standards. Information contained on Hercules’ website is not part of this Proxy Statement.

PROPOSAL NO. 1 — Election of Hercules Directors

     Our Restated Certificate of Incorporation and By-laws provide for three classes of directors, with the term of one class expiring at each annual meeting of shareholders. Pursuant to the authority granted to the Board of Directors in Article Sixth of our Restated Certificate of Incorporation, the Board has fixed the number of directors at eight: three in the class whose term expires in 2004, i.e. Messrs. Rogerson, Hunter and Kennedy, two in the class whose term expires in 2005, i.e. Messrs. Lipton and Wulff, and three in the class whose term expires in 2006, i.e. Messrs. Duff, Gerrity and Wyatt.

     At the Annual Meeting, three directors are to be elected, all of whom, if elected, will constitute the class whose term will expire in 2007. The Board has nominated for election at the Annual Meeting Craig A. Rogerson, John C. Hunter, III and Robert D. Kennedy, each of whom is currently serving as a director, has agreed to continue to serve as a director and has consented to being named in this Proxy Statement.

     It is intended that the shares represented by the accompanying proxy will be voted for the election of Messrs. Rogerson, Hunter and Kennedy. If for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which we do not expect as of the date of this Proxy Statement, the shares represented by the accompanying proxy may be voted for the election of such other person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. Pursuant to our By-laws, a majority vote of the total number of shares of Hercules common stock issued and outstanding is required to elect each director.

Hercules Nominees for Directors

Craig A. Rogerson — Director since 2003

     Mr. Rogerson, age 47, is President and Chief Executive Officer of Hercules. He joined Hercules in 1979 in the firm’s Water Management Chemicals Division and progressed in Hercules to Vice President and General Manager of the Fibers Division in 1996. In April 1997, Mr. Rogerson joined Wacker Silicones Corporation, where he served as President and Chief Executive Officer. In May 2000, Mr. Rogerson rejoined Hercules serving as Vice President, Business Operations, BetzDearborn Division. In August

2000, Mr. Rogerson was promoted to Vice President and General Manager, BetzDearborn Division. On April 30, 2002 he was promoted to President, FiberVisions; President, Pinova; and Vice President, Global Procurement. In October 2003, Mr. Rogerson was named Acting President and Chief Operating Officer of Hercules. He assumed his current position in December 2003.

John C. Hunter, III — Director since 2002

     Mr. Hunter, age 57, is Chairman, President and Chief Executive Officer of Solutia Inc., a specialty chemicals company created in 1997 as a spinoff from Monsanto Company. Mr. Hunter joined Monsanto in 1969 and has held a number of executive and senior management positions during his career. He is a member of the board of directors of Solutia Inc., Missouri Baptist Medical Center and the Penford Corporation. In December 2003, Solutia Inc. filed a petition under the federal bankruptcy laws.

Robert D. Kennedy — Director since 2001

     Mr. Kennedy, age 71, held a number of executive and senior management positions with Union Carbide Corporation, including Chairman, Chief Executive Officer and President. He retired as Chairman from Union Carbide in 1995 after a career that spanned 40 years. He is a member of the boards of directors of Sunoco Inc. and International Paper Company. He is on the advisory boards of Blackstone Partners and RFE Associates.

Directors Continuing in Office

Terms expiring in 2005:

Jeffrey M. Lipton — Director since 2001

     Mr. Lipton, age 61, is President and Chief Executive Officer and a Director of NOVA Chemicals Corporation. He joined NOVA in 1993 after a 28-year career with the DuPont Company, where he held a number of management and executive positions. He is a Chairman and Director of Trimeris, Inc., a member of the board of directors and executive committee of the American Chemistry Council, and a member of the board of directors of the Canadian Council of Chief Executives — Canada.

John K. Wulff — Director since 2003

     Mr. Wulff, age 55, is the Non-Executive Chairman of the Board, a position he has held since December 2003. Mr. Wulff was first elected as a director in July 2003 and served as Interim Chairman from October 2003 to December 2003. Mr. Wulff served as a Member of the Financial Accounting Standards Board (the organization for establishing standards of financial accounting and reporting in the United States) from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation. During his fourteen years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor firms.

Terms expiring in 2006:

Patrick Duff — Director since 2003

     Mr. Duff, age 45, is a private investor. Mr. Duff was Senior Managing Director and a member of the Management Committee of Tiger Management, one of the largest U.S. investment funds, until

December 1993, when he joined the faculty of the Columbia Graduate School of Business. Mr. Duff taught Security Analysis at Columbia until 1999. Mr. Duff holds a B.S. in accounting from Lehigh University and an M.B.A. from Columbia Graduate School of Business. Mr. Duff is a member of the board of directors of the Gerson Lehrman Group and the New Community Corporation. Mr. Duff is licensed as a Certified Public Accountant and is a Chartered Financial Analyst.

Thomas P. Gerrity — Director since 2003

     Dr. Gerrity, age 62, is the Joseph Aresty Professor of Management at the Wharton School of the University of Pennsylvania. He served as the 11th Dean of the Wharton School from 1990 to 1999. Prior to Wharton, he was the founder and Chief Executive Officer for 20 years of the Index Group, a leading consulting firm in business reengineering and information technology strategy. He was also president of CSC Consulting, the commercial professional services division of Computer Sciences Corporation and the parent of CSC Index. He is a member of the boards of directors of CVS Corporation, Fannie Mae, Sunoco Inc., Internet Capital Group and Knight Ridder Inc. He also serves as a member of the Massachusetts Institute of Technology, or MIT, Corporation, which is the board of trustees of MIT.

Joe B. Wyatt — Director since 2001

     Mr. Wyatt, age 68, is Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee. He served as Vanderbilt’s sixth Chancellor and Chief Executive Officer for 18 years, beginning in 1982. From 1972 to 1982, he was a member of the faculty and administration at Harvard University. He is Chairman of the Board of Directors of the Universities Research Association Inc. of Washington, D.C., Chairman of a panel on Strategic Education Research for the National Research Council of the National Academies, a director of New American Schools, Inc., Advanced Network and Services, Inc., the EAA Aviation Foundation, Ingram Micro, Inc., where he is chairman of the audit committee, El Paso Corporation, the Aerostructures Company and ASD.com, and he is a Principal of the Washington Advisory Group, LLC in Washington, D.C.

     Information regarding Hercules’ executive officers is incorporated herein by reference to the 2003 Annual Report on Form 10-K enclosed with this Proxy Statement.

Board of Directors and its Committees

     Our Board of Directors currently consists of eight directors, seven of whom have been determined by the Board to be independent under the NYSE Listing Standards and the standards set by the Board. Our Board’s Corporate Governance Guidelines, including its policies for determining director independence, are posted on Hercules’ website. Any changes in these Corporate Governance Guidelines, or other governance documents, will be reflected on the corporate governance section of our website at www.herc.com.

     A description of the functions of our Board Committees follows. Our Audit Committee, Compensation Committee and Governance Committee charters are all available on our website.

     Audit Committee. Monitors the integrity of the financial statements, financial reporting process and systems of internal accounting and financial controls of Hercules, engages Hercules’ independent auditors, and monitors their qualifications, independence and performance. Has oversight responsibility for the performance of Hercules’ internal audit function and compliance with legal and regulatory requirements, including Hercules’ disclosure controls and procedures. All members of this committee are independent directors as defined under relevant SEC rules and the NYSE Listing Standards. The report of our Audit Committee is included in this Proxy Statement.

     Corporate Governance, Nominating and Ethics Committee. Takes a leadership role in shaping Hercules’ corporate governance policies and practices, including recommending Corporate Governance Guidelines to the Board and monitoring Hercules’ compliance with these policies and the Guidelines. Is responsible for identifying individuals qualified to be Board members and recommending to the Board the director nominees for the next annual meeting of shareholders. Leads the Board in its annual review of the Board’s performance, has oversight of management’s succession planning and recommends to the Board director candidates for each committee for appointment by the Board. All members of this committee are independent directors as defined under relevant SEC rules and the NYSE Listing Standards.

The Corporate Governance, Nominating and Ethics Committee seeks individuals as Director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who would be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders and Hercules. The Corporate Governance, Nominating and Ethics Committee considers potential Director candidates recommended by Hercules’ shareholders. Nominations from shareholders for the election of directors, properly submitted in writing to Hercules’ Corporate Secretary, will be referred to this committee for consideration.

     Compensation Committee. Responsible for determining the compensation for the chief executive officer and approving the compensation structure, executive compensation and equity grants for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals. Produces an annual report on executive compensation that is included in Hercules’ Proxy Statement. Is responsible for administering Hercules’ stock incentive plans and approves broad-based and special compensation plans for Hercules directors and employees. All members of this committee are independent directors as defined under relevant SEC rules and the NYSE Listing Standards. The report of our Compensation Committee is included in this Proxy Statement.

     Emergency Committee. Has limited powers to act on behalf of the Board whenever the Board is not in session. Meets only as needed and acts only by unanimous vote. If any non-employee director wants a matter to be addressed by the Board rather than the Emergency Committee, then the matter is submitted to the Board. All members of the Board attending a meeting of the Emergency Committee are members of the Emergency Committee for the purposes of such meeting.

     Finance Committee. Reviews Hercules’ financial affairs. Has full and final authority on certain financial matters. Serves as the named fiduciary for all of Hercules’ employee benefit plans.

     Hercules Responsible Care Committee. Reviews Hercules’ policies, programs and practices on Safety, Health, Environment and Regulatory Affairs programs, plant and facility security issues, equal employment opportunity, ethics, community affairs and university relations. Charged with monitoring Hercules’ performance relating to employee diversity.

     The following chart shows, for each of our standing committees, current membership and number of meetings held in 2003.

Corporate
Governance,
					Nominating		*Social
	Audit	Compensation	Emergency	Finance	and Ethics	*SHERA	Responsibility
Director	Committee	Committee	Committee	Committee	Committee	Committee	Committee
Patrick Duff	X		X	C		X
Thomas P. Gerrity		X	X	X			X
John C. Hunter, III.	X	X	X				C
Robert D. Kennedy	X		X		X	C
Jeffrey M. Lipton		C	X		X	X
Craig A. Rogerson			C
John K. Wulff	C		X	X			X
Joe B. Wyatt			X	X	C		X
Number of Meetings in 2003	16	5	0	5	3	3	2

     C = Chairperson
     *In 2004, these committees were combined to create the Hercules Responsible Care Committee.

     The Board held 17 meetings during 2003. In addition to the normal committee meetings, there were also 8 meetings of a Special Committee of the Board. The Special Committee was formed in 2003 (and has since been dissolved) to deal with the proxy contest and the 2003 Annual Meeting and related matters. During 2003, each of the directors attended at least 95% of the aggregate number of meetings of the Board and 75% of the aggregate number of meetings of committees of the Board on which he served during the time for which he served. In 2003, nine directors attended the Annual Meeting. Directors are expected to regularly attend Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Executive and Independent Directors Sessions

     As the Board deems appropriate, Board meetings include an executive session of all directors and the Chief Executive Officer. In addition, the Board meets in regularly scheduled independent directors’ sessions without the Chief Executive Officer or other Hercules personnel. The Chairman of the Board, i.e. Mr. Wulff, presides over the executive sessions and the independent directors’ sessions but may delegate authority to any Board Committee Chair with respect to matters within the responsibility of a particular Board Committee.

Compensation of Directors

     Employee directors receive no additional compensation other than their normal compensation for serving on the Board or Board Committees.

     Non-employee directors receive a $30,000 annual fee ($16,000 payable quarterly in cash installments and $14,000 payable quarterly in restricted stock units, or RSUs), $1,000 for each meeting attended, $3,000 per year for chairing a Board Committee, $1,000 per day for special assignments and reimbursement for out-of-pocket expenses. After consideration of independent studies on compensation of directors, the Board believes that its current compensation is below the fiftieth percentile for director compensation of Hercules’ peer group of companies. The Board intends to review the compensation of its directors in 2004 in light of director compensation at the companies in Hercules’ peer group.

     Non-Employee Director Stock Accumulation Plan. In 2003, as in past years, non-employee directors had the right to elect to receive restricted stock or equivalent options in lieu of part or all of their fees under Hercules’ Non-Employee Director Stock Accumulation Plan, or NEDSAP. Restricted stock issued pursuant to the NEDSAP is restricted until the director’s retirement from the Board and is valued at 85% of the fair market value of Hercules’ common stock on the date of exchange. Options issued pursuant to the NEDSAP are valued using the Black-Scholes formula.

     Hercules Incorporated Omnibus Equity Compensation Plan for Nonemployee Directors. Nonemployee directors receive annually a nonqualified stock option to purchase 3,000 shares of common stock. The option exercise price is the fair market value of Hercules’ common stock on the date of grant. Vesting occurs one year from the grant date. Additionally, under this plan each director receives an additional grant of a number of RSUs that is equal to the difference between $45,000 and the value of the 3,000 stock options granted. The initial RSU grants will be settled in cash. Finally, under this Plan each Director is entitled to receive RSU’s the value of which is equal to the difference between the aforementioned annual cash retainer of $16,000 and $30,000. RSU’s are valued at market price on the date of grant.

     Equity Award. Each director has a one-time opportunity to purchase 750 Hercules common shares at fair market value after being elected to the Board. Upon the purchase, Hercules awards an additional 1,500 Hercules common shares that cannot be transferred until retirement or resignation from the Board.

     Restricted Stock Units. Upon initially being elected to the Board, each director receives a one-time grant of 1,100 restricted stock units, or RSUs. The RSUs are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on Hercules’ common stock. Each RSU represents the right to receive one Hercules common share at retirement or the equivalent in cash. RSUs do not carry any voting rights. Of the 1,100 RSUs, 200 vest immediately. Thereafter, for every year served on the Board, 100 additional RSUs vest. Upon retirement from the Board, all vested RSUs are paid in Hercules common shares distributed in a lump sum or distributed over a period not to exceed ten years.

     Trust Arrangements. Hercules has previously established a so-called “rabbi trust” to provide for the funding of accrued benefits under the Hercules Incorporated Retirement Plan for Nonemployee Directors and the Hercules Incorporated Deferred Compensation Plan for Nonemployee Directors that are currently not funded. Under the terms of the rabbi trust, the funding is triggered by an “Unsolicited Change in Control Event” as defined in the trust documents. A copy of the rabbi trust has been filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K/A.

Certain Relationships and Related Transactions

     We have relationships with many businesses, including the entities described below. Our relationships with these entities existed before the related director joined our Board. We believe that all of the transactions described below were on commercially reasonable terms and in the best interest of Hercules. In addition, all of our directors, other than our Chief Executive Officer, are independent directors and meet with the definition of director “independence” contained in our Corporate Governance Guidelines and the NYSE Listing Standards. Our Board has carefully reviewed each of these relationships and has concluded that they are done in the normal course of business, that none interferes with the exercise of independent judgment by any of our independent directors, that the relationships are commercial matters in which the independent directors are not involved and none of the relationships require any additional disclosure.

     Mr. Hunter is Chairman, President and Chief Executive Officer of Solutia Inc. In 2003, Hercules purchased products from Solutia or subsidiaries or affiliates of Solutia in the ordinary course of business, for which it paid Solutia approximately $12.5 million. In 2003, Hercules delivered products to Solutia or subsidiaries or affiliates of Solutia in the ordinary course of business and at the request of a Hercules customer and for this delivery arrangement Hercules received payments from Solutia totaling approximately $97,000.

     Mr. Lipton is President, Chief Executive Officer and a director of NOVA Chemicals Corporation, or NOVA. In 2003, Hercules purchased products from NOVA or subsidiaries or affiliates of NOVA in the ordinary course of business, for which it paid NOVA approximately $6,300.

     Mr. Kennedy is on the Board of Directors of International Paper Company. In 2003, Hercules purchased products from International Paper or subsidiaries or affiliates of International Paper in the ordinary course of business, for which it paid International Paper approximately $6,000. In 2003, Hercules sold products to International Paper or subsidiaries or affiliates of International Paper in the ordinary course of business, for which it received payments from International Paper totaling approximately $56.0 million.

     Messrs. Wulff, Kennedy and Gerrity are on the Board of Directors of Sunoco Inc. In 2003, Hercules purchased products from Sunoco or subsidiaries or affiliates of Sunoco in the ordinary course of business, for which it paid Sunoco approximately $31 million. In 2003, Hercules sold products to Sunoco or subsidiaries or affiliates of Sunoco in the ordinary course of business, for which it received payments from Sunoco totaling approximately $10,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC and the NYSE reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of Hercules within two days of the changes. These persons are required by SEC rules to furnish Hercules with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of those reports furnished to Hercules, we believe that, during 2003, except for Dr. William H. Joyce, our directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements. Due to the involuntary forfeiture of restricted stock by Dr. Joyce, a Form 4 was due on November 27, 2003, but was not filed until January 2004.

The Board of Directors recommends a vote FOR the election of each of the three Hercules director nominees, Messrs. Rogerson, Hunter and Kennedy.

PROPOSAL NO. 2 — Amendments to the Hercules By-laws to allow directors to be elected by a plurality of the Hercules common shares voted.

     Prior to July 2003, Article II, Section 2 of the Company’s By-laws provided: “At each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors necessary to fill the class of those whose term then expires.” This By-law provision was adopted in 1986.

     In July 2003, the Board of Directors amended Article II, Section 2 of the Company’s By-laws by deleting the words “by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat.” This amendment was intended to eliminate the requirement that, for due election, a director needed to receive a majority vote of all issued and outstanding shares of Hercules common stock entitled to vote.

     In taking this action, the Board of Directors recognized that Article Sixth, Section 1 (5) of the Company’s Restated Certificate of Incorporation appears to provide that Article II, Section 2 of the Company’s By-laws cannot be altered or amended without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Since such a vote could only be taken at a meeting of shareholders, the Board further resolved to take all reasonable action as may at any time be necessary or appropriate to assure that in future elections of directors by shareholders (including at this Annual Meeting), all directors will be elected by a plurality vote. To fully implement the Board of Directors’ amendment of Article II, Section 2 of the Company’s By-laws, it is necessary that shareholders approve this Proposal No. 2.

As a result, the shareholders are being requested to ratify the prior action of the Board of Directors to amend the By-laws by deleting the words “by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat,” from the first sentence of Article II, Section 2 of the By-laws in order that such sentence be amended and restated to read as follows: “At each annual meeting, there shall be elected the number of directors necessary to fill the class of those whose term then expires” (the “By-law Amendment”).

     In order for the By-law Amendment to be effective, it will be necessary that it receive at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

The Board of Directors believes that this amendment is appropriate and is in the interest of Hercules shareholders. The Board, therefore, recommends that shareholders vote FOR this proposal.

PROPOSAL NO. 3 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2004

     Our Audit Committee has appointed PricewaterhouseCoopers LLP, independent public accountants, to be Hercules’ auditors for the year 2004. PricewaterhouseCoopers served in this capacity for the year 2003. Partners and employees of PricewaterhouseCoopers are periodically changed, providing Hercules with new expertise and experience. Representatives of PricewaterhouseCoopers have direct access to our Audit Committee and regularly attend Audit Committee meetings. Representatives of PricewaterhouseCoopers will attend the Annual Meeting to answer appropriate questions and may make a statement if they choose to do so. The affirmative vote of the majority of Hercules shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. If the appointment is not ratified, the adverse vote will be considered as an indication to the Board that it should consider selecting other independent public accountants for the following fiscal year. Given the difficulty and expense of making any substitution of accountants after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year 2004 will be permitted to stand unless the Board finds other good reason for making a change.

     The appointment of independent public accountants is approved annually by our Audit Committee and subsequently submitted by the Board to the shareholders for ratification. The decision of the Audit Committee is based on its review and approval of the audit scope, the types of non-audit services and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants. Before requesting that the Board submit the appointment of PricewaterhouseCoopers to the shareholders for ratification, the Audit Committee carefully considered that firm’s qualifications as independent public accountants for Hercules. This included a review of PricewaterhouseCoopers’ performance in prior years, as well as their reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers in all of these respects. For more information, see the “Audit Committee Report.”

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2004.

PROPOSAL NO. 4 — Proposed amendments to the Hercules By-laws and Restated Certificate of Incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings

     At the 2003 Annual Meeting of Hercules Shareholders, the New York City Fire Department Pension Fund proposed that the shareholders request the Board of Directors amend the Hercules Restated Certificate of Incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings.

•	With respect to such proposal, the following statement in support appeared in the 2003 Proxy Statement:

The rights of the shareholders to take action by written consent and to call special meetings should not be abridged. The company’s elimination of these rights, in our opinion, effectively removes important processes by which shareholders can act expeditiously to protect their investment interests. For example, the right of the shareholders to act to remove incumbent directors for egregious conduct should not be limited to the annual meeting. Also, shareholders should not be prevented from giving timely consideration to a bidder’s proposal to acquire control of the company, or a dissident shareholder’s slate of nominees for election to the Board of Directors, because such proposals are required to be presented only at the annual meeting.

•	In recommending a vote against such proposal at the 2003 Annual Meeting, Hercules noted that Hercules’ restated certificate of incorporation and by-laws allow special meetings of shareholders to be called only by the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Board of Directors, and do not permit shareholder action by written consent. In the 2003 Proxy Statement Hercules presented statements in opposition to the proposal.

     The above mentioned proposal was approved at the 2003 Annual Meeting. As a result thereof, the Board of Directors considered such matter and, as publicly announced on August 21, 2003, voted to present to shareholders proposed amendments to the Company’s By-laws and Restated Certificate of Incorporation. It is proposed that the Hercules By-laws and Restated Certificate of Incorporation be amended as follows:

Change to By-law:

     Section 2 of Article I of the By-laws be amended and restated to read in its entirety as follows:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Board of Directors, or when required in writing by holders of at least fifty percent 50 % of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. The call shall specify the purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.”

Change to Restated Certificate of Incorporation:

     Articles Sixth Section 1(4) of the Restated Certificate of Incorporation, which generally provides that any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, be repealed in its entirety and replaced with “[DELETED]”.

Because this proposal was supported by a majority of the shares voted at the 2003 Annual Meeting, the Board of Directors recommends that shareholders vote FOR this proposal.

OTHER MATTERS

     The Board of Directors is not aware of any matters, other than those described above, that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote thereon in accordance with their respective best judgment. Moreover, the Board reserves the right to adjourn postpone or reschedule the Annual Meeting, depending on circumstances and the Board’s belief that such adjournments, postponements, continuations or reschedulings would be in the best interests of all Hercules shareholders.

AUDIT COMMITTEE REPORT

     The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of Hercules’ financial reporting and accounting systems and controls. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Hercules’ independent public accountants and has a direct line of communication with the Director, Internal Audit. In accordance with Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee is composed entirely of independent directors as defined by the Hercules Corporate Governance Guidelines and the NYSE Listing Standards. The Board of Directors has adopted and reviews at least annually a written Audit Committee charter, a copy of which is available on the Hercules website.

     The Audit Committee has received from the independent public accountants written disclosures and a letter concerning the independent public accountants’ independence from Hercules, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” These disclosures have been reviewed by the Audit Committee and discussed with the independent public accountants. The Audit Committee has also considered whether the provision of other services by the independent public accountants is compatible with maintaining the principal accountant’s independence.

     In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent public accountants the audited consolidated financial statements for Hercules’ fiscal year ended December 31, 2003. In addition, the Audit Committee has discussed with the independent public accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of Hercules’ financial reporting, as required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

     Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Hercules 2003 Annual Report on Form 10-K and filed with the SEC.

Audit Committee Financial Expert

     In accordance with Section 407 of the Act, in January 2003, the Securities and Exchange Commission issued rules requiring public companies to disclose the audit committee financial expert. These rules are effective for Hercules for the year ending December 31, 2003. Mr. John K. Wulff has been designated by the Board of Directors as the Audit Committee Financial Expert.

Fees of Independent Public Accountants

     The aggregate fees for professional services rendered for Hercules by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as of and for the years ended December 31, 2003 and 2002, were:

	(Dollars in millions)
	2003	2002
Audit	$3.8	$5.0
Audit Related	0.4	4.5
Tax	0.9	4.9
All Other	0.1	6.7

	$5.2	$21.1

Audit Fees

     Fees billed by our independent public accountants for professional services rendered to us in connection with the audit of Hercules’ financial statements for the years ended December 31, 2003 and 2002 and the reviews conducted by the independent public accountants of the financial statements included in the quarterly reports on Form 10-Q that we were required to file during 2003 and 2002 were approximately $3.5 million and $2.9 million, respectively, of which aggregate amounts of $2.1 million and $2.2 million had been billed through December 31, 2003 and 2002, respectively. In addition, in November 2000, Hercules amended its senior credit facility and ESOP credit facility (the “Facilities”). The Facilities, as amended, were secured by liens on Hercules’ property and assets (and those of the Hercules’ Canadian subsidiaries), and a pledge of stock of substantially all of the Hercules’ domestic subsidiaries (including the Hercules) and 65% of the stock of foreign subsidiaries directly owned by the Hercules and a pledge of intercompany indebtedness. As a result of the guarantees and stock pledges, Hercules was required to prepare financial disclosures of Guarantor Subsidiaries (“Guarantor Footnote”) and financial statements for certain collateral subsidiaries (the “Collateral Audits”) pursuant to Securities and Exchange Commission Regulation S-X, Rules 3–10 and 3–16. Fees billed during 2003 and 2002 by our independent public accountants for professional services rendered in connection with: (i) the Collateral Audits for the years ended December 31, 2001 (Fiscal Year 2002 only), (ii) the Guarantor Footnote for each of the quarterly periods during 2003 and 2002 and (iii) the Guarantor Footnote for the years ended December 31, 2003 and 2002 were approximately $0.3 million and $2.1 million, respectively.

Audit- Related Fees

     Audit-related fees billed by our independent public accountants in 2003 and 2002 were approximately $0.4 million and $4.5 million, respectively. Audit-related fees for 2003 were related to the acquisition of Quantum Hi-Tech Company Limited and other services in 2003, and approximately $4.3 million of 2002 fees related to professional services rendered in 2002 in connection with the divestiture of the BetzDearborn Water Treatment Business in 2002 and $0.2 million was for benefit plan audits and other services in 2002. The Audit Committee approved 100% of the fees for services rendered in 2003.

Tax Fees

     Fees billed by our independent public accountants for professional services rendered to us in connection with the preparation and review of U.S. federal, state, local and foreign jurisdiction tax returns and tax audits were approximately $0.9 million and $1.8 million during fiscal years 2003 and 2002, respectively. Tax consulting fees were approximately $3.1 million in 2002 and related primarily to support of the restructuring necessary to facilitate the divestiture of the BetzDearborn Water Treatment Business. The Audit Committee approved 100% of the fees for services rendered in 2003.

All Other Fees

     The aggregate fees billed by our independent public accountants for professional services rendered to us during 2003 and 2002, other than the audit, audit-related and tax fees referred to above, were approximately $0.1 million and $6.7 million, respectively. Fees of $6.5 million billed in 2002 were for management consulting services rendered in connection with Hercules’ Work Process Redesign program, which were rendered prior to the adoption of laws prohibiting these services. Our independent public accountants did not render financial information systems design and implementation services to us during fiscal years 2003 and 2002. The Audit Committee approved 100% of the fees for services rendered in 2003.

     The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Audit Committee

J. K. Wulff (Chair)
P. Duff
J.C. Hunter, III
R. D. Kennedy

Principal Accountant Fees and Services

     The Audit Committee has adopted a policy for the approval of audit and non-audit services. Under this policy, services are segregated into three categories:

Legally Prohibited/Restricted Services — Those services which our auditor may not provide by statute.

Additional Prohibited Services — Those services which our auditor may legally provide, but which we will not obtain from our auditor.

Permitted Services — Those services which our auditor may provide if pre-approved by the Audit Committee.

Legally Prohibited/Restricted Services

     The auditor is prohibited from providing the following non-audit services:

Bookkeeping or other services related to the accounting records or financial statements of the audit client

Financial information systems design and implementation

Appraisal or valuation services, fairness opinions or contribution-in-kind reports

Actuarial services

Internal audit outsourcing activities

Management functions or human resources

Broker or dealer, investment adviser or investment banking services

Legal services and expert services unrelated to the audit

Any other service that the Public Company Accounting Oversight Board determines by regulation is impermissible

Company Determined Prohibited Services

     In addition to the Legally Prohibited services, Hercules has decided it will not engage its auditor to provide the following services.

     - Large-scale Information System Design and Implementation Services: We will prohibit our auditor from providing any information system design or implementation services.

     - Tax Shelters: Our auditors will not be engaged to render tax advice on any “tax shelter” (as currently defined on an ongoing basis by the Internal Revenue Code and Regulations thereunder).

Permitted Services

     Rule 2-01 of Regulation S-X requires all services (audit and non-audit) that are provided by an audit firm to be pre-approved by the Audit Committee, but the Audit Committee may delegate to one or more members of the Committee the authority to grant pre-approvals.

     We believe that, for certain non-audit services, there may be benefits to engaging our auditors, as our auditors may be best positioned to provide services more efficiently and effectively. Also, due to confidentiality concerns, we may decide engaging our auditing firm is preferable to engaging another firm.

     Hercules has adopted the following policy for audit and non-audit services not prohibited elsewhere in this policy.

Audit and Audit-Related Services

     This category comprises those audit and audit-related services that we have traditionally purchased from our external audit firm. Hercules believes that the audit-related services described below are consistent with the auditor’s role and are either: (a) directly or inherently related to evaluating Hercules’ underlying internal control structure or financial information affecting the consolidated financial statements; or (b) directly involved in performing audit or attestation services:

-	Services related to SEC filings	-	Acquisition and divestiture-related due diligence and
-	Accounting and financial reporting		transaction services
	consultations	-	Fraud and forensic investigations
-	Carve-out audits	-	Dispute resolution and litigation support
-	Statutory audits	-	Benefit plan audits
-	Agreed-upon audit procedures performed to comply with a contract between the Company and a third party

     The Audit Committee has pre-approved the purchase of this category of services. Individual projects with fees in excess of $300,000 are discussed with the Committee in advance of the project.

Internal Control-Related Consulting

     Given the auditor’s understanding of the Company and its internal control environment, the Company may engage our auditors to assess and recommend improvements as to its internal control structure, procedures or policies. The Company believes its auditors often are best positioned to provide these services. However, Hercules has specifically precluded its auditors from implementing internal controls, policies or procedures.

     The Audit Committee has pre-approved the purchase of this category of services. Individual projects with fees in excess of $300,000 are discussed with the Committee in advance of the project.

Tax-Related Services

     It is important to the Company that it be able to engage its independent accountant to provide tax services, with the exception that the auditor will not be used to provide advice on any structure that would be classified as a “tax shelter,” as discussed above.

     Tax services are included in the category of “permitted services,” which our auditors may provide if pre-approved by the Audit Committee. This category of permitted services includes:

Tax return preparation, review, consultation and assistance

Tax audit support

Tax planning on acquisition/divestiture structuring, dividend planning, etc.

Tax consulting

Expatriate tax services

Transfer pricing tax services

     The Audit Committee has pre-approved the purchase of this category of services. In addition, individual projects with fees in excess of $100,000 and $300,000 in the aggregate are discussed with the Committee in advance of the project.

     These permitted tax services, if required, are reported to the Audit Committee at the regularly scheduled Audit Committee meetings following the decision to purchase the services

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors reviews compensation objectives and policies for all employees and sets compensation for Hercules’ executive officers, including individuals named in the Summary Compensation Table set forth below under “Compensation of Executive Officers”. The policies and plans developed by the Compensation Committee are approved by the Board of Directors. Administration of the plans is the responsibility of the Compensation Committee. None of the members of the Compensation Committee is an officer, employee or former officer or employee of Hercules or its subsidiaries, and each member is independent, as such term is defined in the NYSE Listing Standards. Compensation matters relating to the Chief Executive Officer and executive officers, including those named in the Summary Compensation Table, are referred to the Board of Directors for separate approval.

     The Hercules Executive Compensation Policy, as established by the Compensation Committee, is designed to provide a competitive base salary component adjusted for individual performance and links annual incentive compensation to the achievement of specific corporate goals which are identified as necessary components to achieve or exceed the business plan of Hercules. The Executive Compensation Policy also includes a long-term incentive component that is directly linked to shareholder interest through grants of stock-based awards. The total potential value of these components is then benchmarked against competitive norms for Hercules’ industry group. Additionally, it is the policy of the Compensation Committee to recognize extraordinary achievements through special stock-based awards. In arriving at its compensation decisions for 2003, the Compensation Committee considered the financial performance of Hercules during the year.

     In 2002, the Compensation Committee engaged an independent third party to review the competitiveness of cash and equity compensation to Hercules’ executive officers. The study concluded that in almost all cases Hercules’ pay practices were within the competitive benchmark for companies of similar size. In those few cases where they were not, steps have been taken to correct the variances. The Compensation Committee continued to use this study as a basis for reviewing 2003 cash and equity compensation for Hercules’ executive officers.

Base Salary

     Effective May 8, 2001, Hercules entered into an employment agreement with Dr. William H. Joyce under which he received a base salary of $1,000,000 per year. This amount was based on a competitive analysis of chemical and related industries’ chief executive officers who were in positions encompassing the competencies required to address the difficult issues confronting Hercules, including Company performance, debt management issues and strategic initiatives. During 2002 and until his resignation in October 2003, this base salary was not increased.

     Effective December 2003, upon replacing Dr. Joyce as President and Chief Executive Officer, Craig Rogerson received a base salary increase from $268,596 to $500,004 per year.

     In 2003, the Compensation Committee reviewed the salaries of other executive officers and determined that, based on Hercules’ financial condition, size, competitive practices and internal consistency review, no base salary increases would be made with the exception of an increase for a non-named executive officer to place him at the appropriate level in his pay range.

Annual Incentives

     The Management Incentive Compensation Plan (“MICP”) represents the variable component of compensation and is based upon the achievement of predetermined financial, corporate, business unit and individual goals. For 2003, corporate and business unit performance was measured by ongoing earnings before interest, taxes, depreciation and amortization (EBITDA). Individual performance is measured primarily by performance against goals established at the beginning of the year. For the Chief Executive Officer, the Compensation Committee also reviews individual objectives versus results achieved, and determines his MICP payout accordingly. A similar review process also takes place for the other executive officers. MICP awards are paid in cash up to the target variable compensation level and in restricted stock, stock options, or cash as determined by the Compensation Committee if performance warrants payouts above the target level. No payouts occur under this plan unless minimum performance levels are exceeded. The maximum payout pool under the plan is 200% of the target pool at outstanding levels of performance. It is a goal of the Compensation Committee that payouts at target combined with base salary levels result in competitive executive compensation.

     Based on EBITDA performance for 2003, the Compensation Committee and the Board approved the overall corporate 2003 MICP payout pool at 123% of the target level.

     In view of Dr. Joyce’s leadership and contributions in restoring Hercules’ financial health and meeting pre-established written goals, covering areas such as work process redesign, the Compensation Committee and the Board approved a 2003 MICP award to Dr. Joyce of $1,127,500.

     The final 2003 MICP awards for Messrs. Rogerson, Aanonsen, Dahlen, Flexon and Televantos totaled $1,031,244. Awards were determined by business or functional unit performance, overall corporate performance and individual performance.

Long-Term Incentives

     The Long Term Incentive Compensation Plan (the “LTICP”) is designed to place a component of total pay at risk and to align its value directly with shareholder value.

     In April 2003, the Compensation Committee recommended and the Board approved awards of restricted stock shares and units to Dr. Joyce and Messrs. Rogerson, Aanonsen, Dahlen, Flexon and Televantos as listed in the Summary Compensation Table. In determining the amounts of these grants, the Compensation Committee considered each individual executive’s responsibilities, accountabilities, achievements and position in Hercules, and competitive compensation data provided by an independent consulting firm. Restricted stock shares and units were granted to improve employee ownership and linkage to shareholders. The Hercules Long Term Incentive Compensation Plan is an omnibus plan that provides for many different types of equity awards including stock options, restricted stock shares and units and performance shares.

     In October 2003, Mr. Rogerson was granted an additional 30,000 restricted stock units when he assumed the role of acting President and Chief Operating Officer.

IRS Limits on the Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of Section 162(m), while variable compensation and option grants made to the Chief Executive Officer and other executive officers named in the Summary Compensation Table are designed to qualify as performance-based compensation under Section 162(m). No nondeductible compensation was paid in 2003. The Committee intends to continue to consider the impact of Section 162(m) on Hercules’ compensation program, but reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so.

Stock Ownership Guidelines

     In 2003, Hercules established new stock ownership guidelines for members of the Senior Management Team, which consists of the Chief Executive Officer and those who report directly to the Chief Executive Officer. The new guidelines require the Senior Management Team to hold Company stock having a value of at least five times base salary (in the case of the Chief Executive Officer) and three times base salary (in the case of each other member of the Senior Management Team). Executives have five years to come into compliance with these new guidelines. The guidelines reinforce the practice of encouraging executives to hold Hercules stock and to closely link their interests with those of shareholders.

     The foregoing report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Compensation Committee

J. M. Lipton (Chair)
T. P. Gerrity
J. C. Hunter III
J. B. Wyatt

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     Our Compensation Committee is composed of four members: Messrs. Gerrity, Hunter, Lipton (Chairman) and Wyatt. In 2003, none of the members of our Compensation Committee had any interlocks or insider participation requiring disclosure under Item 402(j)(3) of Regulation S-K.

FIVE-YEAR PERFORMANCE COMPARISON

     The following graph shows the performance of an initial investment of $100 in Hercules’ common stock compared to equal investments in the S&P 500 Index, the S&P Specialty Chemicals Index and the S&P Chemical Index over the five-year period beginning December 31, 1998 and ending December 31, 2003. The graph reflects reinvestment of all dividends paid.

     The total shareholder return shown on the graph below is not necessarily indicative of future returns on Hercules’ common stock.

INDEXED RETURNS

	Base	Years Ending
	Period
Company / Index	Dec98	Dec99	Dec00	Dec01	Dec02	Dec03
HERCULES INC	100	106.10	75.40	39.55	34.81	48.25

S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18

S&P 500 SPECIALTY CHEMICALS	100	113.03	94.17	100.69	113.37	135.15

S&P 500 CHEMICALS	100	116.84	106.27	105.06	105.75	133.79

     This graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the graph by reference therein.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information, as of March 22, 2004 (unless otherwise noted), with respect to the beneficial ownership of our common stock by:

•	beneficial owners of more than five percent of Hercules common stock;

•	each Hercules director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table set forth under “Compensation of Executive Officers”; and

•	all directors, nominees and executive officers of Hercules as a group.

     This information is based upon Hercules’ records, as well as publicly available information filed with the SEC.

     This beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

	Shares	Options
	Beneficially	Exercisable Within	Percent of
Name	Owned(1)	60 Days	Shares(2)
5% Shareholders
Mario J. Gabelli and related entities(3) c/o Gabelli Asset Management Inc. One Corporate Center Rye, New York 10580	10,540,787	—	9.7%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	10,709,126	—	9.6%
Vanguard Fiduciary Trust Company(5) 500 Admiral Nelson Boulevard Malvern, Pennsylvania 19355	7,345,501	—	6.6%
FMR Corp. and related entities(6) 82 Devonshire Street Boston, Massachusetts 02109	7,995,334	—	7.2%
Directors and Officers
C. A. Rogerson, Director and Officer(7)	319,691	93,900	*
F. G. Aanonsen, Officer	68,209	48,400	*
R. G. Dahlen, Officer	87,683	172,400	*
P. Duff, Director	58,332	—	*
R. C. Flexon, Officer(8)	1,859	—	*
T. P. Gerrity, Director	—	—	*

	Shares	Options
	Beneficially	Exercisable Within	Percent of
Name	Owned(1)	60 Days	Shares(2)
J. C. Hunter, III, Director	6,562	—	*
W. H. Joyce(9), former Director and Officer	404,040	1,490,000	*
R. D. Kennedy, Director	22,677	6,000	*
J. M. Lipton, Director	25,430	6,000	*
J. Y. Televantos, Officer	87,033	52,000	*
J. K. Wulff, Director	31,682	—	*
J. B. Wyatt, Director	8,792	6,000	*
All directors and executive officers as a group	1,557,724	2,636,735	1.4%

*	Less than 1% of the outstanding Hercules common shares.

(1)	Includes shares acquired by officers pursuant to our Management Incentive Compensation Plan, or MICP, under which award amounts for above-target performance are used by the participant to purchase restricted stock through our Long Term Incentive Compensation Plan, or LTICP. Under our MICP, the following shares were purchased pursuant to the MICP: C. A. Rogerson, 27,750; F. G. Aanonsen, 18,890; R. G. Dahlen, 19,163; and J. Y. Televantos, 13,607. Restrictions and forfeiture risks are specified under the LTICP. Also included are: (1) 2003 and 2004 annual long-term incentive grants to Messrs. Rogerson, (290,100), Aanonsen (48,023), Dahlen (64,647), and Televantos, (70,188); and all executive officers as a group (734,272); and (2) shares owned in the Hercules Savings and Investments Plan as of February 27, 2004 by Messrs. Rogerson (1,841), Aanonsen (1,296), Dahlen (3,824), Flexon (1,859), and Televantos (1,238), and all directors and executive officers as a group (39,853). The total number of shares with restrictions and forfeiture risks for all directors and executive officers is 956,218. Owners have the same voting and dividend rights as other shareholders of Hercules, but no right to sell or transfer. In addition to the shares shown in the table, non-employee directors as well as Messrs. Rogerson and Televantos have restricted stock units, or RSUs, representing the following numbers of shares: P. Duff 4,795; T. P. Gerrity 4,795; J. C. Hunter, 5,534; R. D. Kennedy, 6,512; J. M. Lipton, 6,512; C.A. Rogerson, 30,000; J. Y. Televantos, 15,000; J. K. Wulff, 9,046; and J. B. Wyatt, 6,512. Non-employee directors and Messrs. Rogerson and Televantos do not have any current voting rights or the right to dispose of these RSUs, although they may receive actual shares with respect to certain RSUs when they leave the Board. Further discussion of these RSU grants can be found in Proposal No. 1 of this proxy statement under “Board of Directors—Compensation of Directors.”

(2)	Based on [111,XXX,XXX ] shares outstanding on March 22, 2004.

(3)	Share holding as of July 23, 2003, as reported on Amendment No. 10 to the Schedule 13D filed by Mario J. Gabelli and related entities on July 24, 2003.

(4)	Share holding as of February 13, 2004, as reported on Amendment No. 4 to the Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2004.

(5)	Share holding as of February 12, 2004, as reported on the Schedule 13G filed by Vanguard Fiduciary Trust Company on February 12, 2004.

(6)	Share holding as of February 17, 2004, as reported on the Schedule 13G filed by FMR Corp. and related entities on February 17, 2004.

(7)	Mr. Rogerson was elected to the Board on December 11, 2003.

(8)	Mr. Flexon resigned from Hercules effective as of March 12, 2004.

(9)	Dr. Joyce retired from Hercules effective as of November 25, 2003.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table contains information concerning compensation paid or to be paid to those serving as Chief Executive Officer and the other four most highly compensated executive officers of Hercules for services rendered to Hercules and its subsidiaries during the past three completed fiscal years.

	Annual Compensation				Long-Term Compensation
				Other	Awards		Payouts
			Variable	Annual	Restricted	Securities	Long-Term	All
		Salary	Compen-	Compen-	Stock	Underlying	Incentive	Other Compen-
Name and Principal Position	Year	($)	sation ($)(7)	sation ($)(8)	Awards ($)(9)	Options	Payouts($)	sation ($)(10)
W. H. Joyce(1)	2003	904,167	1,127,500	26,242	2,953,117	0		62,010
Former Chairman and	2002	1,000,000	1,930,000	30,084		600,000		54,619
Chief Executive Officer	2001	666,667	997,500	5,662		1,250,000		10,126
C. A. Rogerson(2)	2003	287,880	225,000	5,587	681,320	0		19,689
President and Chief Executive	2002	267,082	281,000	8,335		50,000		12,482
Officer	2001	257,928	200,000	4,631		35,500		7,772
F. G. Aanonsen(3)	2003	260,000	175,695	5,633	262,340	0		16,931
Vice President and Controller	2002	260,000	250,000	10,317		50,000		4,737
	2001	130,000	175,000			35,500		650
R. G. Dahlen(4)	2003	300,000	203,873	0	353,150	0		17,242
Chief Legal Officer	2002	300,000	259,000			50,000		12,460
	2001	163,095	150,000			35,500		587,484
R. C. Flexon(5)	2003	259,584	162,422	0	262,340	0		16,383
Vice President, Work Processes,	2002	257,920	260,000			50,000		11,615
Corp Resources & Development	2001	248,000	175,000			35,500		5,100
J. Y. Televantos(6)	2003	302,004	264,254	0	383,420	0		14,651
President, Aqualon Division	2002	215,063	247,000	0		130,000		6,452
	2001

(1)	Dr. Joyce became Chief Executive Officer on May 8, 2001. He retired effective as of November 25, 2003.

(2)	Mr. Rogerson was elected President and Chief Executive Officer on December 11, 2003.

(3)	Mr. Aanonsen was hired as Vice President and Controller on July 2, 2001.

(4)	Mr. Dahlen was rehired as Chief Legal Officer on June 15, 2001. Prior to Mr. Dahlen being rehired, he was engaged as a consultant to Hercules. Under Mr. Dahlen’s consulting agreement, Mr. Dahlen was paid $270,000, which is reflected in the 2001 total in the “All Other Compensation” column. Additionally, included in this total is $307,509 as full settlement of payments owed to Mr. Dahlen as a result of his previous Hercules employment and $9,975 of other compensation, which was primarily the Company’s matching contribution and interest on defined contribution plans.

(5)	Mr. Flexon resigned from Hercules effective as of March 12, 2004.

(6)	Mr. Televantos was hired as President, Aqualon on April 15, 2002.

(7)	The 2003 variable compensation was awarded in March 2004 for services rendered in 2003.

(8)	Dr. Joyce and Messrs. Rogerson and Aanonsen’s “Other Annual Compensation” columns include, to the extent applicable, taxes and relocation expenses paid by Hercules.

(9)	These values are determined by multiplying the number of shares of restricted stock awarded by the closing market price of Hercules common stock on the date of grant and subtracting the consideration, if any, paid by the executive officer. Dividends, if any are payable, may be paid on a current basis or accrued, as determined by our Compensation Committee. The number and value (determined by taking the number of shares of restricted stock multiplied by the year-end closing market price, of $12.20, net of any consideration paid) of aggregate restricted stock holdings are shown below. Included in the table are restricted shares that each executive officer purchased under the terms of the LTICP, reported in the column entitled “Purchased Using Above-Target MICP Grant,” as well as shares that have been granted outright, which are reported in the column entitled “Restricted Stock Grant.” The aggregate amount paid for restricted shares by executive officers was $1,956,320.48. The table lists restricted stock holdings as of December 31, 2003. The “Beneficial Ownership of Common Stock” section of this Proxy Statement includes all Hercules shares beneficially owned as of March 22, 2004.

(10)	The amounts listed in the “All Other Compensation” column for 2003 reflect Hercules’ matching contribution, interest on both the qualified and non-qualified defined contribution plans, and the 2003 gain sharing payout. In August 2003, Hercules’ Board of Directors granted additional service credits to Dr. Joyce. See “Pension Plans” section for additional information.

	"Purchased" Shares Resulting
	From 2001 & 2002 MICP		2003 Plan Year
	Above Target Grants		Restricted Stock Grant
	Aggregate		Aggregate
	Restricted	12/31/2003	Restricted	12/31/2003
	Shares	Net Value	Shares	Net Value
W. H. Joyce(1)	156,330	729,737	292,968	3,574,210
C. A. Rogerson	27,750	121,607	68,000	829,600
F. G. Aanonsen	18,890	91,465	26,000	317,200
R. G. Dahlen	19,163	87,295	35,000	427,000
R. C. Flexon(2)	23,427	105,405	26,000	317,200
J. Y. Televantos	13,607	70,008	38,000	463,600

(1)	Dr. Joyce retired from Hercules effective as of November 25, 2003. Pursuant to the terms of the Long Term Incentive Compensation Plan, a portion of Dr. Joyce’s restricted stock vested at retirement and a prorated number of shares were issued to Dr. Joyce. In accordance with the normal administrative procedures, these shares were issued in January 2004.

(2)	Mr. Flexon resigned from Hercules effective as of March 12, 2004.

Equity Compensation Plan Information

     The following table contains information as of December 31, 2003 concerning (1) the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights issued under all of our existing equity compensation plans, including the Hercules Incorporated Long Term Incentive Compensation Plan, or LTICP, the Hercules Incorporated Non-Employee Director Stock Accumulation Plan, or NEDSAP, and the Hercules Incorporated Omnibus Equity Compensation Plan for Non-employee Directors, (2) the weighted average exercise price of those options, warrants and rights and (3) the number of securities remaining available for future issuance under those plans. All of our equity compensation plans have been approved by our shareholders.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities to	Weighted average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	17,086,259 (1)	$29.84	2,429,395
Equity compensation plans not approved by security holders(3)	N/A	N/A	N/A

Total	17,086,259	$29.84	2,429,395

(1)	Includes 8,739,835 options with exercise prices in excess of the weighted average price of $29.84.

(2)	Includes options to purchase 6,112,364 shares that were not vested at December 31, 2003.

(3)	There are no equity compensation plans that have not been approved by our shareholders.

Option Grants in Last Fiscal Year

     The following table contains information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table. No stock options were granted to executive officers in 2003.

		Percent of
	No. of Securities	Total Options	Exercise or
	Underlying Options	Granted to	Base Price	Expiration	Grant Value	Grant Date
Name	Granted	Employees	($/Sh)	Date	Date	Value(1)
W. H. Joyce(1)	0	0.0%	$—	N/A	N/A	$—
C. A. Rogerson	0	0.0%	$—	N/A	N/A	$—
F. G. Aanonsen	0	0.0%	$—	N/A	N/A	$—
R. G. Dahlen	0	0.0%	$—	N/A	N/A	$—
R. C. Flexon(2)	0	0.0%	$—	N/A	N/A	$—
J. Y. Televantos	0	0.0%	$—	N/A	N/A	$—

(1)	Dr. Joyce retired from Hercules effective as of November 25, 2003.

(2)	Mr. Flexon resigned from Hercules effective as of March 12, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table contains information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as information concerning the number and value of unexercised options. The value of options is calculated using the difference between the option exercise price and $12.20 (representing the year-end price of Hercules’ common stock) multiplied by the number of shares underlying the option. According to the terms of the Long Term Incentive Compensation Plan, Dr. Joyce’s unexercisable stock options vested on November 25, 2003.

			No. of Securities		Value of Unexercised
	No. of		Underlying Unexercised		In-The-Money Options
	Shares	Value	Options at Year-End		At Year-End
	Acquired on	Realized
Name	Exercise	$	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
W. H. Joyce(1)	0	0	1,850,000	0	424,000	0
C. A. Rogerson	0	0	93,900	37,100	31,928	15,232
F. G. Aanonsen	0	0	48,400	37,100	31,928	15,232
R. G. Dahlen	0	0	172,400	133,100	31,928	15,232
R.C. Flexon(2)	0	0	79,100	37,100	31,928	15,232
J. Y. Televantos	0	0	52,000	78,000	15,080	22,620

(1)	Dr. Joyce retired from Hercules effective as of November 25, 2003.

(2)	Mr. Flexon resigned from Hercules effective March 12, 2004.

Long-Term Incentive Plan (LTICP) Awards in Last Fiscal Year

     The Long Term Incentive Compensation Plan (the “LTICP”) is designed to place a component of total pay at risk and to align its value directly with shareholder value.

     In April 2003, the Compensation Committee recommended and the Board approved awards of restricted stock shares and units to Dr. Joyce and Messrs. Rogerson, Aanonsen, Dahlen, Flexon and Televantos as listed in the Summary Compensation Table. In determining the amounts of these grants, the Compensation committee considered each individual executive’s responsibilities, accountabilities, achievements and position in Hercules, and competitive compensation data provided by an independent consulting firm. Restricted stock shares and units were granted to improve employee ownership and linkage to shareholders. The Hercules LTICP is an omnibus plan that provides for many different types of equity awards including stock options, restricted stock shares and units and performance shares.

     In October 2003, Mr. Rogerson was granted an additional 30,000 restricted stock units when he assumed the role of Acting President and Chief Operating Officer.

LTICP Table

		Performance or	Estimated Future Payouts under Non-
	Number of Shares,	Other Period Until	Stock Price-Based Plans
	Units or Other	Maturities or
Name	Rights(1)	Payout	Threshold	Target (# of Shares)		Maximum
W. H. Joyce	292,968	5 years		292,968	(2)
C. A. Rogerson	38,000	5 years		38,000
C. A. Rogerson	30,000	(3)		30,000
F. G. Aanonsen	26,000	5 years		26,000
R. G. Dahlen	35,000	5 years		35,000
R. C. Flexon	26,000	5 years		26,000	(4)
J. Y. Televantos	38,000	5 years		38,000

(1)	Represents awards of restricted stock shares and units.

(2)	Due to Dr. Joyce’s retirement effective as of November 25, 2003, his Restricted Stock Units vested and in accordance with the terms of the grant, he forfeited 28,896 shares. The remaining shares were released.

(3)	10,000 vest on October 25, 2004, 10,000 vest on October 24, 2005 and 10,000 vest on October 23, 2006.

(4)	Due to Mr. Flexon’s resignation effective as of March 12, 2004, his 26,000 shares were forfeited.

Pension Plans

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under Hercules’ U.S qualified defined benefit pension plan, as well as nonqualified supplemental benefits, based on the stated remuneration and years of service with Hercules and its subsidiaries.

REMUNERATION	15 YEARS	20 YEARS	25 YEARS	30 YEARS	35 YEARS
$200,000	$45,390	$60,520	$75,650	$90,780	$105,910
250,000	57,390	76,520	95,650	114,780	133,910
300,000	69,390	92,520	115,650	138,780	161,910
350,000	81,390	108,520	135,650	162,780	189,910
400,000	93,390	124,520	155,650	186,780	217,910
450,000	105,390	140,520	175,650	210,780	245,910
500,000	117,390	156,520	195,650	234,780	273,910
550,000	129,390	172,520	215,650	258,780	301,910
600,000	141,390	188,520	235,650	282,780	329,910
700,000	165,390	220,520	275,650	330,780	385,910
800,000	189,390	252,520	315,650	378,780	441,910
900,000	213,390	284,520	355,650	426,780	497,910
1,000,000	237,390	316,520	395,650	474,780	553,910
1,500,000	357,390	476,520	595,650	714,780	833,910
2,000,000	477,390	636,520	795,650	954,780	1,113,910

     Annual contributions by Hercules to its defined benefit qualified pension plans, if any are required, are determined statistically by an independent actuary, and no amount is attributed to an individual employee. In 2003, Hercules contributed $55 million to its pension plans worldwide.

     Except in special cases, the aggregate retirement benefit, under both the qualified and nonqualified U.S. plans, is an amount determined by taking the sum of (i) 1.2% of the employee’s average annual earnings (based on the highest five consecutive years during the last 10 years of employment) up to one-half the Social Security Tax Base ($43,500 in 2003), and (ii) 1.6% of the employee’s average annual earnings (as determined above) in excess of one-half of the Social Security Tax Base, multiplied by the employee’s total years and months of credited service. For this purpose, “average annual earnings” consist of salary plus annual incentive or bonus compensation.

     At its August 21, 2003 Board of Directors meeting, the Board approved a special service credit applicable to Dr. Joyce’s actual service credit earned during employment with Hercules.

     This special service credit was approved to be used to calculate a pension benefit using the terms of the Pension Plan of Hercules (but payable from the assets of Hercules and not the Hercules Incorporated Pension Plan Trust). The special service credit granted was five years for each full year of actual credited service under the Hercules Rules of Service up to a maximum of three years actual credited service. The maximum additional special service credit grant was 15 years. This special benefit is in addition to any benefit earned under the Pension Plan of Hercules. The estimated net present value of this service enhancement was $4.7 million when granted. As a result of variable compensation awarded in 2004 for services rendered in 2003, the estimated net present value of this enhancement is approximately $5.7 million.

     For all participants including Dr. Joyce and Messrs. Rogerson, Aanonsen, Dahlen, Flexon and Televantos, compensation used for calculating retirement income benefits consists of the highest 5 consecutive years of average monthly earnings. These amounts for 2003 are shown under the “Salary” and “Bonus” columns of the Summary Compensation Table. The credited years of service for Dr. Joyce and Mr. Flexon are [15 ] and [ 3], respectively. The estimated credited years of service for Messrs. Rogerson, Aanonsen, Dahlen and Televantos are 21, 2, 6, and 1 respectively.

     Hercules also maintains defined contribution plans in the U.S. and several other countries.

Trust Arrangements

     The Company has previously established a trust, or rabbi trust, to provide for the funding, upon the occurrence of specified events, of accrued benefits under the Hercules Incorporated Deferred Compensation Plan, the Hercules Incorporated Non-Qualified Supplemental Retirement Plan, the Hercules Incorporated Phantom Stock Plan and other retirement income or employment agreements that are currently not funded. Under the terms of the rabbi trust, the funding is triggered by an “Unsolicited Change in Control Event” as defined in the rabbi trust. A copy of the rabbi trust has been filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K/A.

Severance Pay Plan

     Hercules has adopted a Severance Pay Plan that provides for severance pay and certain other benefits to eligible employees, including executive officers, who are terminated due to a reorganization or a reduction in Hercules’ workforce. Severance pay is not payable under the Severance Pay Plan in the case of an employee’s resignation or other voluntary termination, termination for violations of company policy or gross misconduct, or if Hercules sells its assets to another company that offers continued employment. Eligible employees include all regular, full-time non-represented U.S. employees of Hercules working at a location or department where coverage is in force as well as certain employees covered by a collective bargaining agreement that provides coverage under the Severance Pay Plan.

     The Severance Pay Plan provides that, following a qualifying separation, each eligible employee will receive two weeks of the employee’s base salary for each year of service, up to a maximum of fifty-two weeks. Severance payments will be prorated for periods less than a full year. Severance payments under the Severance Pay Plan will be offset by any other payments received by the employee from Hercules or its affiliates under any separate severance, dismissal or pay continuation plan. In addition to severance payments, the Severance Pay Plan provides that, for a period of three months following the separation of an eligible employee, the employee may continue, at Hercules’ cost, medical, dental, prescription and vision coverage, basic (company paid) life insurance, and certain other employee benefits. Hercules may amend or terminate the Severance Pay Plan at any time.

Employment Contracts

     On May 8, 2001, Hercules entered into a two-year written employment agreement with Dr. Joyce, which provided for him to serve as Chairman and Chief Executive Officer. Under the agreement, Dr. Joyce’s initial compensation consisted of (1) a base annual salary of $1,000,000, (2) target annual variable compensation of $1,000,000 and (3) a 2001 grant of stock options to acquire 1,250,000 shares of common stock at a per share exercise price of $12.00 (the price of Hercules’ common stock on the date of grant). The stock options have ten-year terms and vested on April 30, 2003. Dr. Joyce’s employment agreement also provided for further grants of stock options for each calendar year after 2001, at such times as Hercules generally makes stock option grants to other employees and in amounts and with terms and conditions consistent with his position. Dr. Joyce’s employment agreement included provisions for the reimbursement of reasonable housing and car expenses.

     As of May 1, 2003, the above Agreement was extended until April 30, 2004. Under this extension, if Dr. Joyce’s employment were to be terminated by Hercules other than for cause, Hercules would have been required to pay him an amount equal to the base salary and the target variable compensation he would have received had he remained employed through April 30, 2004, but in any event not less than $333,333.00.

     On October 6, 2003, Dr. Joyce resigned as Chief Executive Officer and a Director and retired from Hercules effective as of November 25, 2003.

     In accordance with Hercules’ offer of employment to Mr. Aanonsen, Hercules will credit to his unfunded Deferred Compensation Plan account an amount equal to 10% of his gross annual pension payable under the Union Carbide Pension Plan for a period equal to the lesser of five years from the date of employment or his term of employment. Mr. Aanonsen’s offer of employment letter also provides for reimbursement of reasonable housing expenses through July, 2003 and reasonable commuting expenses.

     In accordance with Hercules’ offer of employment to Mr. Flexon, should Mr. Flexon have been terminated for reason of reduction in the workforce, he would have been entitled to one year of base salary payable under the Severance Pay Plan. This benefit was in lieu of any other benefit that otherwise would have been payable under this Plan, and would have been offset by any benefits payable pursuant to Mr. Flexon’s change in control agreement. As of March 12, 2004, Mr. Flexon voluntarily resigned from Hercules.

     On April 15, 2002, Hercules entered into an agreement with Mr. John Televantos, which provides that his Variable Compensation target will be a percentage of his actual salary for his position. For all other eligible participants, the Variable Compensation target is a percentage of the benchmark salary for such participant’s position.

Change in Control Agreements

     Since 1986, Hercules has entered into change in control agreements with its senior executives. These agreements seek to ensure the stability of Hercules’ management during a period of transition within Hercules and only become effective upon a change in control event. Our Compensation Committee periodically reviews these agreements and revises them, if necessary, to reflect contemporary business practices in change in control situations.

     Change in control agreements were in force for Dr. Joyce and Mr. Flexon prior to their respective resignations. Change of control agreements remain in force for Messrs. Rogerson, Aanonsen, Dahlen and Televantos. These agreements, the form of which has been filed with the SEC, provide that a change in control occurs:

•	if any individual, entity or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of Hercules’ common stock;

•	if there is a change in a majority of the Board other than by election of new members whose election or nomination for election was approved by a vote of the majority of directors comprising the incumbent Board;

•	upon approval by the shareholders of a reorganization, merger, consolidation or sale that results in our shareholders owning less than 60% of the combined voting power of the surviving corporation following the transaction; or

•	if our shareholders approve a complete liquidation or dissolution of the Company.

     The full definition of change in control is set forth in the change in control agreements.

     Under the terms of these agreements, upon a change in control, Hercules or its successor is required to continue to employ the above-named executives, in substantially the same position and level of compensation (including benefits) as that executive held immediately before the change in control, for a period of three years following the change in control.

     In addition, under the terms of these agreements, as amended in 2001, if Hercules or its successor terminates the executive (within the three-year period following a change in control) for any reason other than cause, death or disability, or if Hercules or its successor takes actions that permit the executive to terminate his or her employment for good reason, such as diminishing the executive’s responsibilities or requiring the executive to relocate, during such three-year period, the executive is entitled to the following (in lieu of any other severance benefits):

•	a lump sum cash payment equal to:

•	any unpaid prorated portion of the executive’s annual bonus or, if greater, the most recent annual bonus received by the executive;

•	any monthly salary earned but unpaid as of the date of termination;

•	three times the executive’s base salary and annual bonus; and

•	the difference between the amount the executive would be entitled to if Hercules or its successor contributed to the executive’s retirement plan for up to three additional years of service (in addition to the years of service credited during the employment period) and three additional years of age and the amount that the executive was actually entitled to under this plan on the date of termination;

•	three years of continued welfare benefits and perquisites;

•	outplacement services at a cost of up to $50,000;

•	full vesting of all stock options and restricted stock held by or previously granted to the executive, with options remaining exercisable for at least one year (or, if less, their remaining term); and

•	a payment to make the executive whole for any Internal Revenue Service excise taxes for “excess parachute payments” (as defined under the Internal Revenue Code).

Mr. Dahlen’s change in control agreement also provides that if he terminates his employment on at least 180 days’ advance notice after a change in control and, in the case of a change in control triggered by shareholder approval of a reorganization, merger, consolidation or sale described above, after consummation of that transaction, the termination will be treated as a termination for good reason, giving rise to the severance pay and benefits described above. Mr. Dahlen’s change in control agreement provides, in the case of change in control or termination for good reason, for a lump sum cash payment of two times his base salary and bonus instead of the three times base salary and bonus described above. The agreement entered into with Mr. Dahlen does not provide for the additional pension service or age credits described above.

METHOD AND COST OF PROXY SOLICITATION

     Proxies may be solicited, without additional compensation, by directors, officers or employees of Hercules by mail, telephone, telegram, in person or otherwise. Hercules will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, Hercules will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. Hercules will reimburse those firms for their expenses in accordance with the rules of the SEC and the NYSE.

[PROXY CARD – FRONT SIDE]

HERCULES INCORPORATED
2004 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Hercules Board of Directors for the 2004 Annual Meeting of Shareholders on May 12, 2004.

     The undersigned hereby appoints Craig Rogerson, Allen A. Spizzo and Israel J. Floyd, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, May 12 2004, at 11 a.m., local time, at the Winterthur Museum, Route 52, Winterthur, Delaware, or at any adjournments or postponements thereof, as directed, upon the matters set forth in the Hercules Proxy Statement and upon such other matters as may properly come before the Annual Meeting.

     Signing and dating Hercules’ proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. This card further provides voting instructions for shares held for the undersigned in the Hercules Dividend Reinvestment Plan.

     If you chose to vote by telephone you do not have to return this proxy card. To vote by telephone, dial the telephone number indicated on your proxy card (1-800-435-6710), enter your control number and follow the voice prompts.

     This proxy when properly executed will be voted in the manner directed herein. If no choice is specified and the proxy is signed and returned, then the proxy will be voted FOR approval of each of Proposals 1, 2, 3 and 4, and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

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[PROXY CARD – REVERSE SIDE]

Please mark votes as in this sample: [X]

HERCULES PROPOSALS

     Your Board of Directors Recommends a Vote “FOR” Proposals 1, 2, 3 and 4.

1.	Election of the following director nominees for a three-year term

     Nominees are: 1. Craig A. Rogerson
                              2. John C. Hunter, III
                              3. Robert D. Kennedy

FOR	WITHHOLD
☐	☐

Withhold vote only from                                                                             .

2.	Approval of amendments to the Hercules By-laws to provide that directors be elected by plurality vote

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as independent accountants

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. Approval of amendments to the Hercules By-laws and Restated Certificate of Incorporation to reinstate the rights of the shareholders to take action by written consent and to call special meetings

FOR	AGAINST	ABSTAIN
☐	☐	☐

* * * *

Mark here if your address has changed and provide us with your new address in the space provided to the right: ☐	New Address:

Mark here if you plan to attend the Annual Meeting: ☐

Signature:                                                           Signature:                                                       Date:                                       , 2004

Title:                                                           Title:

NOTE: Please sign exactly as name or names appear on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

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